Addendum To Letter of Intent dated December 14, 2006
Between Magnum D'or Resources, Inc
And John Rossi and Felix Assfalg

Whereas Magnum D'or Resources, Inc., (Magnum) and John Rossi and Felix Assfalg have heretofore entered into a Letter of Intent pursuant to which the respective parties expressed their mutual interest in entering into a definitive agreement under the terms of which Magnum would acquire all of the capital shares owned by Messrs: Rossi and Assfalg in Terra Elastomer Technologies S.L. and its subsidiaries. A copy of the Letter of Intent dated December 14, 2006 is annexed hereto and made a part hereof; and

Whereas the Letter of Intent, pursuant to Paragraph 7 thereof, provided that either party to the Letter of Intent, could terminate the Letter of Intent if the definitive agreement refers to therein is not executed by March 31, 2007; and

Whereas the parties to the Letter of Intent desire to extent the time permitted under Paragraph 7 of the Letter of Intent.

Now therefore, in consideration of the mutual covenants herein contained the Parties hereto agree as follows:

1. Paragraph 7 of the Letter of Intent dated December 14, 2006, annexed hereto and made a part hereof is amended to read as follows:

   "Termination: Either party hereto may terminate this letter and thereafter this letter shall have no force and effect and the parties shall have no further obligations hereunder if the Agreement is not signed on or before June 15, 2007."

In Witness Whereof the parties hereto have executed this Addendum this 27 day of March, 2007

Magnum D'or Resources, Inc.

By ______________________
Chad Curtis, Chairman of the Board

____
John Rossi

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Felix Assfalg